Exhibit 99.1

ONE LIBERTY PROPERTIES ANNOUNCES

124TH CONSECUTIVE QUARTERLY DIVIDEND

– Increased or Maintained Dividend for Over 30 Consecutive Years –

– Increases Current Share Repurchase Authorization –

GREAT NECK, NY – December 5, 2023 – One Liberty Properties, Inc. (NYSE: OLP) today announced that its Board of Directors declared a quarterly dividend on the Company’s common stock of $0.45 per share. The dividend is payable on January 5, 2024 to stockholders of record at the close of business on December 20, 2023, and represents One Liberty’s 124th consecutive quarterly dividend. One Liberty has increased or maintained its dividend for over 30 consecutive years. The Company estimates that a significant portion of this dividend will be included in 2023 taxable income and that the tax treatment of the dividends attributable to 2023 will be split approximately evenly between capital gains and ordinary income.

The Company also announced that its Board of Directors authorized the replenishment of its October 2023 stock repurchase authorization. From October 6, 2023 through December 4, 2023, the Company repurchased approximately $1.9 million of shares. As of today, the Company is authorized to repurchase $10 million of shares of its common stock.

About One Liberty Properties, Inc:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial properties. Many of these properties are subject to long-term net leases under which the tenant is typically responsible for real estate taxes, insurance and ordinary maintenance and repairs. Additional financial and descriptive information on One Liberty, its operations and its portfolio, is available on its website at: http://1liberty.com. Interested parties are encouraged to review One Liberty’s Annual Report on Form 10-K and the other reports it files with the Securities and Exchange Commission for additional information.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

http://1liberty.com